Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Media Relations for ICG 216-937-8909

INTERNATIONAL COAL GROUP TO RESUME OPERATIONS AT SAGO MINE;

ANNOUNCES INITIAL FINDINGS OF INDEPENDENT ACCIDENT INVESTIGATION

ASHLAND, Ky. – March 14, 2006 – International Coal Group, Inc. (NYSE: ICO) announced today that it has completed its on-site investigation into the explosion that occurred at the Sago Mine near Buckhannon, West Virginia on January 2, 2006. Although state and federal mine safety authorities had provided approval last week to resume mining operations at the Sago Mine, the company delayed resumption of coal production until it had announced its initial findings to the families and coworkers of those killed and injured in the accident.

The company revealed its initial findings to the families earlier today in a series of private meetings conducted at West Virginia Wesleyan College. Employees of the Sago Mine will receive their briefing as they report to work for their regular shifts beginning late tonight. Normal coal mining activities are expected to resume on Wednesday, March 15.

“By the end of last week, work crews had completed repairs to the mine infrastructure damaged by the explosion, and both state and federal mine regulators had confirmed that the Sago Mine was approved to resume mining operations,” said Ben Hatfield, President and CEO of International Coal Group (ICG). “However, our plan from the beginning was to delay restart of the mine until we had met with the families and with our Sago employees to review the initial findings of our independent investigation. It’s important that they get prompt information on what we’ve learned about the cause of the accident, and the steps taken to ensure that the mine is safe, so they will have some degree of comfort while we await the official MSHA and state investigation reports.”

Hatfield noted that ICG’s independent investigation utilized a diverse team of mining, electrical, and combustion consultants that are recognized industry experts in mine explosion investigations. That investigation has to date produced the following key initial findings:

•	The explosion was ignited by lightning and fueled by methane that naturally accumulated in an abandoned area of the mine that had been recently sealed.

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The lightning ignition appears to be verified by three independent events that occurred concurrently at 6:26 AM on January 2: (i) an unusually large lightning strike of roughly three times normal strength was measured near the Sago Mine by an independent weather monitoring service; (ii) a seismic event at the Sago Mine was detected by a Morgantown area USGS seismic station; and (iii)

the Sago Mine atmospheric monitoring system signaled a combustion alarm due to presence of carbon monoxide.

•	The precise route by which the lightning electrical charge traveled from a surface strike location to the sealed area remains under investigation.

•	The seals, constructed of Omega block under a plan approved by MSHA and designed to withstand forces of 20 pounds per square inch (“psi”), were essentially obliterated by the explosion. Calculations indicate that the explosive forces experienced at each seal were substantially greater than 20 psi. More specifically, the forces at roofline were as high as 30 psi at all the seals – and possibly as high as 60 psi at some of the seals.

•	None of the citations issued at the Sago Mine during the accident investigation, or prior to the accident during 2005, were linked to the explosion in any way. Each citation has been promptly remedied.

The company will continue with data review and testing to verify the findings, and will continue full cooperation with the ongoing state and federal investigations.

“While our independent investigation is certainly not the final word on the explosion, we are confident that the joint federal-state investigation will reach a similar conclusion,” Hatfield said. “We hope that the announcement of our preliminary findings as to the cause of the explosion will provide meaningful information to the families and our employees and will answer many of their lingering questions.”

Hatfield added, “We recognize that the Sago Mine will be under close scrutiny from state and federal inspectors, as well as our own employees, as we resume operations. Frankly, we welcome that scrutiny. We have worked hard to address all concerns and are confident that we will provide a safe working environment for our miners.”

To prepare the mine for resumption of coal production, more than 80 employees have been working underground for several weeks to repair damage from the explosion. All ventilation controls, including stoppings and overcasts, have been reconstructed. The formerly sealed area will be ventilated to the surface through two boreholes and a small ventilation shaft that were drilled recently, which will eliminate the need for those seals.

ICG also confirmed its commitment to technological advancements within the coal industry to attempt to prevent any future accidents of this nature. ICG, along with other coal companies, is participating with the National Institute for Occupational Safety and Health in its underground coal mine communications research effort. Additionally, ICG is independently reviewing potential underground communication technology for testing and possible implementation in ICG mines.

“We are pleased that we can get our Sago employees back to work with the knowledge that the explosion was an unpredictable and highly unusual accident,” Hatfield said. “This tragedy will always remain in our memories, but we’ve got to do more than just remember the good people that died and were injured. We must learn lessons from this accident that will make coal miners safer in years to come. That is our commitment to the families of the twelve miners lost.”

The Company’s more detailed “Initial Findings of ICG Independent Investigation of Sago Mine Explosion” are being provided as an attachment to this news release.

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin. The company has eleven active mining complexes, of which ten are located in Northern and Central Appalachia, and one in Central Illinois. ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers throughout the eastern United States.

The foregoing statements in this document and the attachments hereto which are not statements of historical fact are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those implied in the forward-looking statements. The following factors are among those that may cause actual results to differ materially from the forward-looking statements: market conditions for coal, electricity and steel; the outcome of the investigation into the explosion at the Sago Mine; changes in legislation, regulations and government policies affecting the coal industry, affecting safety requirements and affecting coal usage and changes in relationships with customers, transportation, a variety of other operational, geologic, environmental, permitting, labor, transportation, weather and market related factors. The investor should keep in mind that any forward-looking statement made by ICG in this news release or elsewhere speaks only as of the date on which the company makes it. New risks and uncertainties come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. ICG has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law. In light of these risks and uncertainties, the investor should keep in mind that any forward-looking statement made in this news release or elsewhere might not occur.

FOR FURTHER INFORMATION, CALL 216-937-8909

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INITIAL FINDINGS OF ICG INDEPENDENT INVESTIGATION

OF SAGO MINE EXPLOSION

MARCH 14, 2006

In addition to supporting state and federal mine safety officials at each step of their on-site investigation, ICG retained several outside consultants to conduct an independent investigation into the Sago Mine accident. This independent investigation team includes consultants that are recognized industry experts in mining, electricity, combustion, and materials engineering – all of whom have direct experience with investigation of coal mine explosions. ICG has substantially completed its accident investigation, subject to ongoing verification analysis, and today announced the following initial findings:

•	The Sago Mine explosion occurred within an area that was sealed off from the active working sections of the mine.

•	The area where the explosion occurred was sealed with 40-inch-thick Omega block seals, which were installed under a plan approved by the federal Mine Safety & Health Administration (MSHA) requiring seals to withstand forces of 20 pounds per square inch (psi). Inspection records confirm that the seals were scrutinized during the period of construction, and after construction, by both federal and state mine inspectors.

•	Initial calculations indicate that the forces of the explosion were as high as 30 psi at roofline at all the seals and physical evidence at some locations near the seals within the sealed area indicate pressures of 60 psi or higher. The calculation of the magnitude of the forces is determined by measuring the forces required to bend substantial steel items such as roof bolt plates, “pie pans” used for roof support, or belt hangers that were left after the belt was removed from the sealed area.

•	The seals were completely destroyed by the explosion. In only one place, at the No. 1 seal, were there any significant remnants of the Omega blocks used to build the seals. Many of the seals were completely pulverized by the explosion. Also, wood block crib structures constructed at the seals as contemplated by the MSHA approved plan were also destroyed and debris from those cribs within the sealed area may also have contributed to the destruction of the seals.

•	The explosion appears to have been fueled by methane naturally liberated in the sealed area. There is no evidence that the gas well located adjacent to the sealed area was a contributing factor to the explosion.

•	Coal or float dust in either the active workings or the sealed area did not appear to provide fuel for the explosion and did not propagate the explosion within the active areas of the mine. In the area of the seals particularly, every indication is that the area was more than sufficiently rockdusted.

•	When there is an ignition of methane within a sealed area, investigators look at a number of potential sources of ignition: electrical equipment, roof falls, and lightning. Electrical equipment and roof falls do not appear to have caused the ignition.

•	There was no power source in the sealed area. No track or conveyor belt extended from the active areas of the mine into the sealed area to serve as a conduit for electrical energy. Steel wire mesh, which was installed to protect against roof falls, had been appropriately removed in the area of the seals.

•	There was no energized electrical equipment in the sealed area. Although there was an abandoned water pump under water at the faces of old 2 Left, it was not connected to any power source. Presence of such abandoned equipment within sealed mine areas is not prohibited by regulations.

•	Investigators inspected the area where the ignition started and determined that it was unlikely that the methane was ignited by a roof fall.

•	All evidence gathered to this point indicates that the ignition occurred due to lightning. A violent thunderstorm passed through this area on the morning of January 2. Data from an independent weather monitoring service confirmed an unusually large lightning strike (3 times normal strength) occurred in the vicinity of the mine, a seismic event near Sago was recorded by the USGS seismic monitoring station at Mont Chateau, and a carbon monoxide alarm was triggered on the Sago Mine monitoring system almost simultaneously at approximately 6:26 AM on January 2.

•	At the location where the ignition is thought to have begun, there are several unusual streaks across the roof on either side of a coal pillar. The streaks across the roof appear to have an associated increase in magnetism, which would suggest the passage of electrical energy across or through the rock. The testing of these unusual features has not been completed to determine if it was created by the passage of electrical energy from lightning.

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Although it appears that lightning was the source of the energy for ignition, it has not been determined how it passed into the sealed area. There is no obvious conduit directly from the surface, such as a borehole with a metal casing, although searches have been conducted on the surface. The track, belt conveyor, electrical cables and steel roof mesh did not pass through the seals and it does not appear they were a direct conduit for electricity into the sealed area. There are several potential paths for the electricity into the sealed area: through the mine, through the ground itself, through the gas well casing and through the ground, or through the network of gas well lines on the surface and into the ground. The ground above the sealed area was tested and indicated a lower resistivity to electricity. One of the mapped lightning strikes was 300 feet away from a power pole that supplied power to the mine and it is possible that the electrical energy entered the mine through this mechanism traveling perhaps along the conveyor belt structure. At this time, however, there is no definitive evidence on how the electrical energy was conducted into the sealed area.

•	None of the citations issued at the Sago Mine during the accident investigation, or prior to the accident during 2005, were linked to the explosion in any way. Each citation has been promptly remedied.

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